As filed with the Securities and Exchange Commission on February 11, 2021

Registration No. 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PARTS iD, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-3674868
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Corporate Drive, Suite C

Cranbury, New Jersey 08512

(Address of Principal Executive Offices) (Zip Code)

PARTS iD, Inc. 2020 Equity Incentive Plan

PARTS iD, Inc. 2020 Employee Stock Purchase Plan

(Full titles of the plans)

Antonino Ciappina

Chief Executive Officer

PARTS iD, Inc.

1 Corporate Drive, Suite C

Cranbury, New Jersey 08512

(Name and address of agent for service)

(866) 909-6699

(Telephone number, including area code, of agent for service)

Copies to:

Jonathan R. Zimmerman

James M. Fischer

Christine G. Long

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(2)
Class A common stock, $0.0001 par value	6,948,178 shares	(3)	$8.74	$60,727,076	$6,625.32

(1)	The number of shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of PARTS iD, Inc. (the “registrant”), stated above consists of shares of Common Stock reserved under the PARTS iD, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) and the PARTS iD, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”). Pursuant to Rule 416(a) under the Securities Act of 1933 (as amended, the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares as may be issued from time to time with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1) under the Securities Act, on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c) under the Securities Act, using the average of the high and low prices reported by the NYSE American for a share of Common Stock on February 9, 2021, which was $8.74 per share.

(3)	The number of shares of Common Stock to be registered under the respective plans are as follows: 2020 Plan—4,904,596; and the ESPP—2,043,582.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by PARTS iD, Inc. (f/k/a Legacy Acquisition Corp.) (the “registrant”) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

●	the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 27, 2020, as amended by that certain Amendment No. 1 on Form 10-K/A filed with the SEC on November 3, 2020;

●	the registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020; June 30, 2020; and September 30, 2020; filed with the SEC on May 8, 2020; August 10, 2020; and November 9, 2020; respectively;

●	the registrant’s Current Reports on Form 8-K filed with the SEC on each of January 22, 2020; February 21, 2020; March 13, 2020, with the amendment filed on March 31, 2020; March 20, 2020 (only the second Current Report on Form 8-K filed on such date); April 21, 2020; April 23, 2020; May 6, 2020; May 19, 2020 (both Current Reports on Form 8-K filed on such date); July 22, 2020; September 4, 2020; September 22, 2020; October 5, 2020 (only the first Current Report on Form 8-K filed on such date); November 17, 2020; November 20, 2020 (both Current Reports on Form 8-K filed on such date); November 27, 2020; and December 23, 2020 (other than information contained in any such Current Report on Form 8-K that is “furnished” but not “filed” for purposes of the Exchange Act); and

●	the description of Class A common stock, par value $0.0001 per share, contained in the registrant’s Registration Statement on Form 8-A (File No. 001-38296) filed with the SEC on November 23, 2020 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

The registrant’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws provide that the registrant shall, to the fullest extent permitted by applicable law, as amended, which includes Section 145 of the DGCL, as amended, (i) indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the registrant or, while a director or officer of the registrant, is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such Proceeding; and (ii) pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition, provided that any payments in advance of the final disposition of the Proceeding shall be made only upon the registrant’s receipt of a certain undertaking by the person indemnified to repay all amounts advanced if such person is determined not to be entitled to such indemnification.

The Certificate of Incorporation also provides that a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation is not permitted under the DGCL, as amended, unless a director violated its duty of loyalty to the registrant or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

The registrant maintains a general liability insurance policy which covers certain liabilities of the registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors and officers.

The registrant has entered into indemnification agreements (the “Indemnification Agreements”) with each of its officers and directors. Each Indemnification Agreement provides for indemnification by the registrant of certain expenses, judgments, liabilities, settlement amounts and costs and the advancement of certain expenses, each to the fullest extent not prohibited by applicable law, relating to claims, suits or proceedings arising from the director’s or officer’s service to the registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Second Amended and Restated Certificate of Incorporation, dated November 20, 2020, incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form 8-A filed on November 23, 2020.

4.2	Amended and Restated Bylaws of the registrant, effective November 20, 2020, incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form 8-A filed on November 23, 2020.

4.3	PARTS iD, Inc. 2020 Equity Incentive Plan, incorporated by reference to Annex E to the registrant’s Information Statement on Schedule 14C filed on October 30, 2020.

4.4	PARTS iD, Inc. 2020 Employee Stock Purchase Plan, incorporated by reference to Annex F to the registrant’s Information Statement on Schedule 14C filed on October 30, 2020.

4.5	Form of Option Agreement under the PARTS iD, Inc. 2020 Equity Incentive Plan, incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed on November 27, 2020.

4.6	Form of Restricted Stock Unit Agreement under the PARTS iD, Inc. 2020 Equity Incentive Plan, incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed on November 27, 2020.

5.1*	Opinion of Faegre Drinker Biddle & Reath LLP.

23.1*	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1).

23.2*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm.

23.3*	Consent of UHY LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

*	Filed herewith

Item 9. Undertakings.

1.	Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cranbury, State of New Jersey, on February 11, 2021.

PARTS iD, INC.

By:	/s/ Antonino Ciappina
Antonino Ciappina
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Antonino Ciappina and Kailas Agrawal, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and any related registration statements thereto filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and otherwise), and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the Registration Statement on Form S-8 filed herewith has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Antonino Ciappina	Chief Executive Officer	February 11, 2021
Antonino Ciappina	(Principal Executive Officer)

/s/ Kailas Agrawal	Chief Financial Officer and Corporate	February 11, 2021
Kailas Agrawal	Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Prashant Pathak	Chairman of the Board of Directors	February 11, 2021
Prashant Pathak

/s/ Aditya Jha	Director	February 11, 2021
Aditya Jha

/s/ Darryl T.F. McCall	Director	February 11, 2021
Darryl T.F. McCall

/s/ Rahul Petkar	Director	February 11, 2021
Rahul Petkar

/s/ Edwin J. Rigaud	Director	February 11, 2021
Edwin J. Rigaud

/s/ Ann M. Schwister	Director	February 11, 2021
Ann M. Schwister

/s/ Richard White	Director	February 11, 2021
Richard White